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                                                                    Exhibit 10.8

                        Millennium America Holdings Inc.
                               230 Half Mile Road
                           Red Bank, New Jersey 07701
                                 (732) 933-5000

                                                                          [Date]
[Name]
[Address]

Dear [Name]:

1. Introduction. Millennium America Holdings Inc. (the "Company") believes that the maintenance of a sound and vital management of the Company and of Millennium Chemicals Inc., which is the ultimate parent corporation of the Company (the "Parent"), is essential to the protection and enhancement of the interests of the Company, the Parent and their stockholders. The Company also recognizes that the possibility of a Change in Control (as defined in Exhibit A) of the Parent, with the attendant uncertainties and risks, might result in the departure or distraction of key employees of the Company to the detriment of the Company, the Parent and their shareholders. In light of the possibility of a Change in Control of the Parent, the Company has determined that it is appropriate to induce key employees to remain with the Company, and to reinforce and encourage their continued attention and dedication. Accordingly, upon your written acceptance of the terms of this agreement (the "Agreement") evidenced by your signing below, the Company intends to provide you the protections set forth herein as of the date first written above (the "Effective Date"). This Agreement shall replace the prior agreement regarding change in control of the Parent and the Company dated [Date], as amended, by and between you and the Company, and said prior agreement is hereby rendered null and void and shall no longer have any force and effect. [Not in new hire employee's agreement.]

2. Effective Date and Term. This Agreement shall expire on the earliest of (i) the Termination Date, as defined herein provided that if a Change in Control takes place prior to the Termination Date, the duration of this Agreement shall be until two (2) years after the Change in Control; (ii) the date of your death or termination as a result of Disability (as defined herein), your retirement or other termination of your employment with the Company prior to a Change in Control (except as otherwise provided in Section 3 herein), other than by the Company without Cause (as defined in Section 5 herein) or by you for Good Reason (as defined in Section 4 herein); or (iii) one hundred and eighty (180) days after the date of your employment is terminated by the Company without Cause or by you for Good Reason. The Termination Date shall initially be September 30, 2003 and shall automatically be extended for successive one (1) year periods as of September 30, 2003 and as of each anniversary of the Termination Date, unless notice is given in writing to you by the Company at least 180 days prior to September 30, 2003, or any such anniversary of the Termination Date, of its intention to not extend the Termination Date. Notwithstanding anything in this Agreement to the contrary, if the Company becomes obligated to make any


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payment or provide any benefit to you pursuant to the terms hereof at or prior to the expiration of this Agreement, then this Agreement shall remain in effect for such purposes until all of the Company's obligations hereunder are fulfilled. Disability for purposes of this Agreement shall mean your inability to perform your material duties and responsibilities due to the same or related physical or mental illness for one hundred and eighty (180) consecutive days. A termination for Disability shall be deemed to occur when you are terminated by the Company by written notice while you remain disabled.

3. Termination Following a Change in Control. If a Change in Control occurs and your employment is terminated by the Company without Cause (other than for Disability) or you terminate employment with the Company for Good Reason, during the period running from the date of the Change in Control to two (2) years after the date of such Change in Control, then you shall be entitled to the amounts and benefits provided in Section 6 herein upon such termination. In addition, notwithstanding the foregoing, in the event you are either terminated by the Company without Cause other than for Disability or terminate your employment for Good Reason within one hundred and eighty (180) days prior to the occurrence of a Change in Control (based on an event that occurred within such one hundred and eighty (180) day period prior to the occurrence of a Change in Control), such termination shall, upon the occurrence of a Change in Control, be deemed to be covered under this Agreement and you shall be entitled to the amounts payable hereunder.

4. Termination for Good Reason. A termination for Good Reason for purposes of this Agreement shall mean a termination by you effected by a written notice of termination for Good Reason given within sixty (60) days after the occurrence of the Good Reason event. "Good Reason" shall mean the occurrence or failure to cause the occurrence, as the case may be, without your express written consent, of (i) any material diminution of your positions, duties or responsibilities with the Company or the Parent from the highest position held within one hundred and eighty (180) days prior to a Change in Control (except in connection with the termination of your employment for Cause, Disability, as a result of your death, or temporarily as a result of your illness or other absence) or the assignment to you of duties or responsibilities that are inconsistent with your aforementioned highest position; (ii) your removal from, or the nonreelection to your positions with the Parent or the Company held within one hundred and eighty
(180) days prior to a Change in Control; (iii) a relocation of the principal United States executive offices of the Parent or the Company to a location more than twenty-five (25) miles from where they are one hundred and eighty (180) days prior to the Change in Control, or a relocation by the Company of your principal office away from such principal United States executive offices; (iv) a reduction by the Company of your rate of annual base salary to a level below your highest rate of base salary within one hundred and eighty (180) days prior to the Change in Control; (v) a failure by the Parent or the Company (A) to continue any bonus plan, program or arrangement in which you were entitled to participate during the one hundred and eighty (180) days prior to the Change in Control (the "Bonus Plans"), provided that any such Bonus Plans may be modified at the Parent's or the Company's discretion from time to time but shall be deemed terminated if plans providing you with substantially similar benefits are not substituted therefor ("Substitute Plans") or (B) to consider you a participant in the Bonus Plans or Substitute Plans on not less than the same target level of award and not more than the same level of difficulty for achievability of such award as was applicable to you immediately prior to any change in such plans, in


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accordance with the Bonus Plans or Substitute Plans; or (vi) any breach by the
Parent or the Company of any material provision of this Agreement, unless the applicable circumstances under (i) through (vi) are fully corrected prior to the date of termination specified in the notice of termination for Good Reason. The notice of termination for Good Reason shall provide for a date of termination not less than fifteen (15) nor more than sixty (60) days after the date such notice of termination for Good Reason is given.

5. Termination for Cause. A termination for Cause means a termination by the Company effected by a written notice of termination for Cause. The term "Cause" shall be limited to your: (i) willful misconduct with regard to the Company or its business, assets or employees; (ii) refusal to follow the proper written direction of the Board of Directors of the Company (the "Board") or a more senior officer of the Company or the Parent, provided that the foregoing refusal shall not be "Cause" if in good faith you believe that such direction is illegal, unethical or immoral and you promptly so notify the Board or the more senior officer (whichever is applicable); (iii) conviction of (or pleading of nolo contenders to) a felony (other than a traffic violation); (iv) material breach of any fiduciary duty owed to the Company or any affiliate; or (v) dishonesty, misappropriation or fraud with regard to the Company (other than good faith expense account disputes). The date of termination for a termination for Cause shall be the date indicated in the notice of termination.

6. Compensation on Termination. If pursuant to Section 3 you are entitled to amounts and benefits under this Section 6, subject to Section 11, the Company shall pay and provide to you:

     (A) in a lump sum within five (5) days after such termination (or, if such termination occurred within one hundred and eighty (180) days prior to a Change in Control, within five (5) days after the Change in Control) the sum of:

          (i) two (2) times your highest annual base salary in effect within one hundred and eighty (180) days prior to the Change in Control, computed by including the amount of base salary deferred by you (voluntarily or otherwise pursuant to the Millennium Chemicals Inc. Salary and Bonus Deferral Plan (the "Deferral Plan"), the Millennium Savings and Investment Plan (the "SIP"), the Millennium Chemicals Inc. Supplemental Savings and Investment Plan (the "SSIP") or any other agreement or plan that is or may have been in effect at the time of such deferral) as part of the base salary for the year in which it was accrued,

          (ii) two (2) times the highest annual bonus paid or payable to you with respect to any of the last three (3) completed fiscal years by the Company or its predecessors or any affiliate of the Company or its predecessors (which shall include any annual bonus payable under the Millennium Chemicals Inc. Annual Performance Incentive Plan or the Millennium Chemicals Inc. Omnibus Incentive Compensation Plan (the "Omnibus Plan"), but in no event shall include amounts contributed or allocated by the Company (or its predecessors or affiliates thereof) on your behalf or paid to you under any supplemental executive bonus plan or portion thereof applicable to


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          you (including, without limitation, the Millennium Chemicals Inc.
          Executive Long Term Incentive Plan (or awards payable under the Omnibus Plan with reference to such plan or that are similar to awards under such plan), the Millennium Chemicals Inc. Long Term Incentive Plan (or awards payable under the Omnibus Plan with reference to such plan or that are similar to awards under such plan) or any other plan commonly referred to by the Company as a "top-hat" plan or any long-term incentive compensation, stock option or restricted stock offered under the Omnibus Plan or any other plan such as the Millennium Chemicals Inc. Long Term Stock Incentive Plan)), computed by including the amount of any annual bonus deferred by you (voluntarily or otherwise pursuant to the Deferral Plan, SIP, SSIP or any other agreement or plan that is or may have been in effect at the time of such deferral) as part of the annual bonus for the year in which it was accrued,

          (iii) any unreimbursed business expenses for the period prior to termination payable in accordance with the Company's policies, and

          (iv) any base salary, bonus, vacation pay or other deferred compensation accrued or earned under law or in accordance with the Company's plans or policies applicable to you but not yet paid plus
          (y) any and all amounts payable to you (to the extent not otherwise paid) under the terms of the Omnibus Plan or any other incentive bonus plan applicable to you as if the termination of your employment had occurred due to your Retirement (provided that if the amount of such payment can not be calculated within five days of the Change in Control, such amount can be paid to you within five days of the earliest date such amount can be calculated, but no later than the date provided under the terms of such plan for payments as a result of Retirements), and (z) the Threshold Bonus Amount, as defined below;

     (B) any other amounts or benefits due under the then applicable employee benefit incentive or equity plans of the Company applicable to you as shall be determined and paid in accordance with such plans, except to the extent paid pursuant to (A) above;

     (C) the greater of any benefit to which you are entitled under either clause (i) or (ii), below, whichever is greater:

          (i) any defined benefit type qualified and nonqualified pension plan or arrangement of the Company and its affiliates applicable to you; and

          (ii) the Millennium Chemicals Inc. 2003 Supplemental Executive Retirement Plan (the "2003 SERP"), together with any defined benefit type qualified pension plan or arrangement of the Company and its affiliates applicable to you,


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     in each case after immediately vesting your benefits under the 2003 SERP or other nonqualified pension plan or arrangement (disregarding the vesting requirements in such plans or arrangements), and after adding two (2) years of additional age, service and compensation credit (using, for such purposes, the base salary and (to the extent applicable) annual bonus calculated under Sections 6(A)(i) and (ii), respectively, as your deemed compensation in such years) for pension purposes under such plans or arrangements, measured from the date of termination of employment and not credited to the extent that you are otherwise entitled to such credit during such two (2) year period, which payments shall be made through and in accordance with the terms of such nonqualified defined benefit pension plans or arrangements if any then exists, or, if not, in an actuarially equivalent lump sum (using the actuarial factors applicable for lump sum calculations then applying in the Company's or its affiliates defined benefit plan covering you and your actual age on the date of the termination of your employment except to the extent otherwise provided in any such plan);

     (D) an amount equal to the maximum amount which would be contributed by the Company to your account balance(s) (as Company matching contributions) under the SIP, SSIP or other qualified 401 (k) plan or nonqualified excess 401 (k) plan, assuming you deferred the maximum amount and you continued employment for two (2) years after the date of termination of employment at the base salary and, to the extent applicable, the annual bonus calculated under Sections 6(A)(i) and (ii), respectively, to the extent not otherwise contributed to such plan, payable in a lump sum at the same time payment is made under Section 6(A) hereof;

     (E) payment by the Company of the premiums for you (except in the case of death) and your dependents' health coverage for two (2) years from the date of termination of employment under the Company's health plans which cover the senior executives of the Company or materially similar benefits (to the extent not otherwise provided), provided that in the case of termination within one hundred and eighty (180) days prior to a Change in Control, the obligations under this subpart (E) shall only exist to the extent that you or your dependents, as the case may be, had timely elected or timely elect COBRA coverage which continued at the time of the Change in Control and the obligation with regard to the period prior to the Change in Control shall be limited to reimbursement of the COBRA premiums previously paid or due for such period, and

     (F) two (2) years of financial planning and tax preparation services on terms substantially similar to the services that are offered to you on the date hereof (or the economic equivalent thereof).

In calculating the amount of annual bonus "paid or payable" to you for the purposes of Section 6(A)(ii) hereof with respect to a particular year under the Millennium Chemicals Inc. Annual Performance Incentive Plan, the Omnibus Plan or any similar plan, if any amount would have been paid or payable to you with respect to such year and was not paid to you due to a limitation in such plan (or in your award under such plan) based on meeting a threshold, then the full amount that would have been paid or payable to you, without taking into effect such limitation, shall be deemed to be the bonus "paid or payable" to you under such plan with respect to such year for the purpose of calculating the amount


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of such bonus under Section 6(A)(ii) hereof. Such amount shall be referred to herein as the "Threshold Bonus Amount." Any amendment or termination of benefits, equity or incentive plans within one hundred and eighty (180) days prior to, or after, a Change in Control that is detrimental to you shall be ignored with respect to (A), (B), (C), (D) and (E) above. Payments under (E) above may, at the discretion of the Company, be made by continuing your participation in the plan as a terminee, by paying the applicable COBRA premium for you and your dependents, or by covering you and your dependents under substitute arrangements, provided that, to the extent you incur tax that you would not have incurred as an active employee as a result of the aforementioned coverage or the benefits provided thereunder, you shall receive from the Company an additional payment in the amount necessary so that you will have no additional cost for receiving such items or any additional payment. The provision of benefits to you and your dependants under (E) above shall not adversely affect your eligibility, or your dependents' eligibility, to receive the retiree medical benefits that you would have been entitled to receive on the date of your termination. Section 8 hereof shall also continue to apply in all instances.

7. Special Tax Provision. (a) Anything in this Agreement to the contrary notwithstanding, in the event that any amount or benefit paid, payable, or to be paid, or distributed, distributable, or to be distributed to or with respect to you (whether pursuant to the terms of the Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a change of ownership covered by Section 28OG(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code") or any person affiliated with the Company or such person) as a result of a change in ownership of the Parent covered by Code
Section 28OG(b)(2), but not including the payment provided for in this Section 7 (collectively, the "Covered Payments"), is or becomes subject to the excise tax imposed by or under Section 4999 of the Code (or any similar tax that may hereafter be imposed), and/or any interest or penalties with respect to such excise tax (such excise tax, together with such interest and penalties thereon, is hereinafter collectively referred to as the "Excise Tax"), the Company shall pay to you an additional amount (the "Tax Reimbursement Payment") such that after payment by you of all taxes (including, without limitation, any payroll tax, any income tax, any interest or penalties and any Excise Tax imposed on or attributable to the Tax Reimbursement Payment itself), you retain an amount of the Tax Reimbursement Payment equal to the sum of (i) the amount of the Excise Tax imposed upon the Covered Payments, and (ii) without duplication, an amount equal to the product of (A) any deductions disallowed for federal, state, or local income tax purposes because of the inclusion of the Tax Reimbursement Payment in your adjusted gross income, and (B) the highest applicable marginal rates of federal, state or local income tax for the calendar year in which the Tax Reimbursement Payment is made or is to be made. The intent of this Section 7 is that after paying your federal, state and local income tax and any payroll taxes with respect to the Tax Reimbursement Payment, you will be in the same position as if you were not subject to the Excise Tax under Section 4999 of the Code and did not receive the extra payments pursuant to this Section 7 and this
Section 7 shall be interpreted accordingly.

     (b) Except as otherwise provided in Section 7(a), for purposes of determining whether any of the Covered Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) such Covered Payments will be treated as "parachute payments" (within the meaning of Section 28OG(b)(2) of the Code) and such payments in excess of


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the Code Section 28OG(b)(3) "base amount" shall be treated as subject to the
Excise Tax, unless, and except to the extent that, the Company's independent certified public accountants appointed prior to the change in ownership covered by Code Section 28OG(b)(2) or legal counsel appointed by such public accountants (or, if the public accountants decline such appointment and decline appointing such legal counsel, such independent certified public accountants as promptly mutually agreed on in good faith by the Company and by you) (the "Accountant"), deliver a written opinion to you, reasonably satisfactory to your legal counsel, that you have a reasonable basis to claim that the Covered Payments (in whole or in part) (A) do not constitute "parachute payments", (B) represent reasonable compensation for services actually rendered (within the meaning of Section 28OG(b)(4) of the Code) in excess of the "base amount" allocable to such reasonable compensation, or (C) such "parachute payments" are otherwise not subject to such Excise Tax (with appropriate legal authority, detailed analysis and explanation provided therein by the Accountant); and (ii) the value of any Covered Payments which are non-cash benefits or deferred payments or benefits shall be determined by the Accountant in accordance with the principles of
Section 28OG of the Code.

     (c) For purposes of determining the amount of the Tax Reimbursement Payment, you shall be deemed: (i) to pay federal, state and/or local income taxes at the highest applicable marginal rate of income taxation for the calendar year in which the Tax Reimbursement Payment is made or is to be made, and (ii) to have otherwise allowable deductions for federal, state and local income tax purposes at least equal to those which would be disallowed due to the inclusion of the Tax Reimbursement Payment in your adjusted gross income.

     (d) (i) (A) In the event that prior to the time you have filed any of your tax returns for the calendar year in which the change in ownership event covered by Code Section 28OG(b)(2) occurred, the Accountant determines, for any reason whatsoever, the correct amount of the Tax Reimbursement Payment to be less than the amount determined at the time the Tax Reimbursement Payment was made, you shall repay to the Company, at the time that the amount of such reduction in Tax Reimbursement Payment is determined by the Accountant, the portion of the prior Tax Reimbursement Payment attributable to such reduction (including the portion of the Tax Reimbursement Payment attributable to the Excise Tax and federal, state and local income and payroll tax imposed on the portion of the Tax Reimbursement Payment being repaid by you, using the assumptions and methodology utilized to calculate the Tax Reimbursement Payment (unless manifestly erroneous)), plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code.

               (B) In the event that a determination described in (A) above is made by the Accountant after the filing by you of any of your tax returns for the calendar year in which the change in ownership event covered by Code Section 28OG(b)(2) occurred but prior to one (1) year after the occurrence of such change in ownership, you shall file at the request of the Company amended tax returns in accordance with the Accountant's determination, but no portion of the Tax Reimbursement Payment otherwise payable to the Company shall be required to be refunded to the Company until actual refund or credit of such portion has been made to you, and interest payable to the Company shall not exceed the interest received or credited to you by such tax authority for the period it held such


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portion (less any tax you must pay on such interest and which you are unable to deduct as a result of payment of the refund).

               (C) In the event you receive a refund pursuant to (B) above and repay such amount to the Company, you shall thereafter file for any refunds or credits that may be due to you by reason of the repayments to the Company. You and the Company shall mutually reasonably agree upon the course of action, if any, to be pursued (which shall be at the expense of the Company) if your claim for such refund or credit is denied.

        (ii) In the event that the Excise Tax is later determined by the Accountant or the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Tax Reimbursement Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Tax Reimbursement Payment), the Company shall make an additional Tax Reimbursement Payment in respect of such excess (plus any interest or penalties payable with respect to such excess) once the amount of such excess is finally determined.

        (iii) In the event of any controversy between you and the Internal Revenue Service (or other taxing authority) that relates to the payment provided for under this Section 7, subject to the second sentence of subpart (i)(C) above, you shall permit the Company to control issues related to this Section 7 (at its expense), provided that such issues do not potentially materially adversely affect you, but you shall control any other issues that you may have with the Internal Revenue Service (or other taxing authority). In the event the issues are interrelated, you and the Company shall in good faith cooperate so as not to jeopardize resolution of either issue, but if the parties cannot agree you shall make the final determination with regard to the issues. In the event of any conference with any taxing authority as to the Excise Tax or associated income taxes, you shall permit the representative of the Company to accompany you, and you and your representative shall cooperate with the Company and its representative.

        (iv) With regard to any initial filing for a refund or any other action required pursuant to this Section 7 (other than by mutual agreement) or, if not required, agreed to by the Company and you, you shall cooperate fully with the Company, and the Company shall bear the expense for the preparation of any such filing or amended tax return, provided that the foregoing shall not apply to actions that are provided herein to be at your sole discretion.

     (e) The Tax Reimbursement Payment, or any portion thereof, payable by the Company shall be paid not later than the fifth (5th) day following the determination by the Accountant, and any payment made after such fifth (5th) day shall bear interest at the rate provided in Code Section 1274(b)(2)(B). The Company shall use its commercially reasonable efforts to cause the Accountant to promptly deliver the initial determination required hereunder and, if not delivered, within ninety (90) days after the change in ownership event covered by Section 28OG(b)(2) of the Code, the Company shall pay you the Tax Reimbursement Payment set forth in an opinion from counsel recognized as knowledgeable in the relevant areas selected by you, and reasonably acceptable to the Company, within five (5) days after delivery of such opinion. In accordance with Section 17, the Company may withhold from the Tax Reimbursement Payment and deposit with the applicable taxing authorities such amounts as they are required to withhold by


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applicable law. To the extent that you are required to pay estimated or other taxes on amounts received by you beyond any withheld amounts, you shall promptly make such payments. The amount of such payment shall be subject to later adjustment in accordance with the determination of the Accountant as provided herein.

     (f) The Company shall be responsible for all charges of the Accountant and, if Section 7(e) is applicable, the reasonable charges for the opinion given by your counsel.

     (g) You and the Company shall mutually agree on and promulgate further guidelines in accordance with this Section 7 to the extent, if any, necessary to effect the reversal of excessive or shortfall Tax Reimbursement Payments. The foregoing shall not in any way be inconsistent with Section 7(d)(i)(C) hereof.

8. Indemnification. (a) The Company and the Parent, jointly and severally, agree that if you are made a party to or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that you are or were a director or officer of the Company or the Parent or their predecessor, and/or any other affiliate of any of such companies, or are or were serving at the request of any of such companies as a director, officer, member, employee, fiduciary or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including, without limitation, service with respect to employee benefit plans, whether or not the basis of such Proceeding is alleged action in an official capacity as a director, officer, member, employee, fiduciary or agent while serving as a director, officer, member, employee, fiduciary or agent, you shall be indemnified and held harmless by the Company and the Parent to the fullest extent authorized by Delaware law (or, if different, the law applicable to such company), as the same exists or may hereafter be amended, against all Expenses incurred or suffered by you in connection therewith, and such indemnification shall continue as to you even if you have ceased to be an officer, director, member, fiduciary or agent, or are no longer employed by the company, and shall inure to the benefit of your heirs, executors and administrators.

     (b) As used in this Agreement, the term "Expenses" shall include, without limitation, damages, losses, judgments, liabilities, fines, penalties, excise taxes, settlements and reasonable costs, reasonable attorneys' fees, reasonable accountants' fees, and reasonable disbursements and costs of attachment or similar bonds, investigations, and any reasonable expenses of establishing a right to indemnification under this Agreement.

     (c) Expenses incurred by you in connection with any Proceeding shall be paid by the Company and the Parent in advance upon your request and the giving by you of any undertakings required by applicable law.

     (d) You shall give the Company and the Parent prompt notice of any claim made against you for which indemnity will or could be sought under this Agreement. In addition, you shall give the Company and the Parent such information and cooperation as it may reasonably require and as shall be within your power and at such times and places as are reasonably convenient for you.

     (e) With respect to any Proceeding as to which you notify the Company and the Parent of the commencement thereof: (i) the Company will be entitled to participate therein


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at its own expense; and (ii) except as otherwise provided below, to the extent that it may wish, the Company jointly with any other indemnifying party similarly notified will be entitled to assume the defense thereof. You also shall have the right to employ your own counsel in such Proceeding and the fees and expenses of such counsel shall be at the expense of the Company.

     (f) The Company and the Parent shall not be liable to indemnify you under this Agreement for any amounts paid in settlement of any Proceeding effected in any manner which would impose any penalty or limitation on you without its written consent. Neither the Company nor the Parent shall settle any Proceeding without your written consent. Neither the Company, the Parent nor you will unreasonably withhold or delay their consent to any proposed settlement.

     (g) The right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this
Section 8 shall not be exclusive of any other right which you may have or hereafter may acquire under any statute, provision of the certificate of incorporation or by-laws of the company, agreement, vote of stockholders or disinterested directors or otherwise.

9. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration conducted in the City of New York in the State of New York under the Commercial Arbitration Rules then prevailing of the American Arbitration Association and such submission shall request the American Arbitration Association to: (i) appoint an arbitrator experienced and knowledgeable concerning the matter then in dispute; (ii) require the testimony to be transcribed; (iii) require the award to be accompanied by findings of fact and the statement for reasons for the decision; and (iv) request the matter to be handled by and in accordance with the expedited procedures provided for in the Commercial Arbitration Rules. The determination of the arbitrators, which shall be based upon a de novo interpretation of this Agreement, shall be final and binding and judgment may be entered on the arbitrators' award in any court having jurisdiction. All costs of the American Arbitration Association and the arbitrator shall be borne as determined by the arbitrator.

10. Legal Fees. In the event the Company does not make the payments due hereunder on a timely basis and you collect any part or all of the payments provided for hereunder or otherwise successfully enforce the terms of this Agreement by or through a lawyer or lawyers, the Company shall pay all costs of such collection or enforcement, including reasonable legal fees and other reasonable fees and expenses which you may incur. The Company shall pay to you interest at the prime lending rate as announced from time to time by Citibank, N.A. on all or any part of any amount to be paid to you hereunder that is not paid when due. The prime rate for each calendar quarter shall be the prime rate in effect on the first day of the calendar quarter.

11. No Duty to Mitigate/Set-off. The Company agrees that if your employment with the Company is terminated pursuant to this Agreement during the term of this Agreement, you shall not be required to seek other employment or to attempt in any way to reduce any amounts payable to you by the Company pursuant to this Agreement. Further, the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by you or benefit provided to you as the result of employment by another employer or otherwise. Except as otherwise provided herein and apart from any disagreement between you and the Company concerning interpretation of this Agreement or any term or provision hereof, the Company's obligations to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against you. The amounts due under Section 6 are inclusive, and in lieu of, any amounts payable under any other salary continuation or cash severance arrangement of the Company and to the extent paid or provided under any other such arrangement shall be offset against the amount due hereunder.

12. Successors; Binding Agreement. In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree in writing to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place and this Agreement shall inure to the benefit of such successor. Any such assignment shall not relieve the Company from liability hereunder, for periods prior to such assignment, but shall relieve the Company from liability for periods after such assignment. Reference to the Company herein shall also include any successor to the Company. This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devises and legatees. If you die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of the Agreement to the executors, personal representatives, estate trustees, or administrators of your estate. This Agreement is personal to you and neither this Agreement nor any rights hereunder may be assigned by you.

13. Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, or sent by registered mail, postage prepaid as follows:

               (i)  If to the Company or the Parent, at:

                    230 Half Mile Road
                    Red Bank, New Jersey 07701
                    Attention: C. William Carmean, Senior Vice President,
                               General Counsel and Secretary

               (ii) If to you, at the last shown
                    address on the books of the
                    Company or the Parent.

     Any such notice shall be deemed given when so delivered personally, or, if mailed, five (5) days after the date of deposit (in the form of registered or certified mail, return receipt requested, postage prepaid) in the United States postal system. Any party may by notice designate another address or person for receipt of notices hereunder.


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

14. Not an Agreement of Employment. This is not an agreement assuring employment and the Company reserves the right to terminate your employment at any time with or without Cause, subject to the payment provisions hereof if such termination is after, or within one hundred and eighty (180) days prior to, a Change in Control. You acknowledge that you are aware that you shall have no claim against the Company hereunder or for deprivation of the right to receive the amounts hereunder as a result of any termination that does not specifically satisfy the requirements hereof. The foregoing shall not affect your rights under any other agreement with the Company.

15. Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement constitutes the entire Agreement between the parties hereto pertaining to the subject matter hereof and supersedes any prior agreements between the Company and you. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. All references to any law shall be deemed also to refer to any successor provisions to such laws. For the avoidance of doubt, the Company and you concur that the contribution of assets by Millennium Petrochemicals Inc. to Equistar Chemicals Inc. ("Equistar") on December 1, 1997, does not constitute a Change in Control under this Agreement or any other agreement or plan of the Parent and its affiliates affecting you (including any stock option agreement or restricted stock agreement with the Parent). In addition, (i) the sale or disposition of all or any part of the Parent's interests in Equistar (and all subsequent sales and dispositions of any securities or assets received as proceeds thereof, or as proceeds of proceeds) shall not be deemed to constitute a Change in Control under this Agreement or any other agreement or plan affecting you, and (ii) if the Parent sells or disposes of all or any part of the Parent's interests in Equistar indirectly (either through the sale or other disposition of any entity that owns, directly or indirectly, all or any part of the Parent's interests in Equistar, or otherwise), then the sale or disposition of the Parent's interests in Equistar (and all subsequent sales and dispositions of any securities or assets received as proceeds thereof or as proceeds of proceeds) shall be ignored and disregarded in determining whether any such Change in Control has occurred, either under this Agreement or under any other agreement or plan of the Parent or its affiliates affecting you. By way of illustration, if an indirect subsidiary of the Parent that owns the Parent's interests in Equistar together with certain other assets is sold, then, in determining whether a Change in Control has occurred, all relevant determinations shall be made pursuant to the assumption that (y) such subsidiary owns only such other assets, and (z) neither such subsidiary nor the Parent owns, either directly or indirectly, the interests in Equistar.

16. Independent Representation. You acknowledge that you have been advised by the Company to have the Agreement reviewed by independent counsel and have been given the opportunity to do so.

17. Withholding Taxes. The Company may withhold from any and all amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

18. Governing Law. This Agreement shall be construed, interpreted, and governed in accordance with the laws of the State of Delaware without reference to rules relating to conflicts of law.

                                      Very truly yours,
                                      MILLENNIUM AMERICA HOLDINGS INC.


                                      By:
                                          --------------------------------------
                                          William M. Landuyt
                                          President and Chief Executive Officer

Agreed and Accepted
as of the date first written above:
MILLENNIUM CHEMICALS INC.
(for purposes of Section 8 only)


By:
   ----------------------------------     --------------------------------------
   William  M. Landuyt                    [Name]
   Chairman, President and Chief
   Executive Officer

                                    EXHIBIT A

                                Change in Control

     For purposes of this Agreement, the term "Change in Control" shall mean (i) any "person" as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 ("Act") (other than the Parent, any trustee or other fiduciary holding securities under any employee benefit plan of the Parent or any company owned, directly or indirectly, by the stockholders of the Parent in substantially the same proportions as their ownership of Common Stock of the Parent), becoming the "beneficial owner" (as defined in Rule 13d-3 under the
Act), directly or indirectly, of securities of the Parent representing twenty-five percent (25%) or more of the combined voting power of the Parent's then outstanding securities; (ii) during any period of two consecutive years (not including any period prior to October 1, 1996), individuals who at the beginning of such period constitute the Board of Directors of the Parent, and any new director (other than a director designated by a person who has entered into an agreement with the Parent to effect a transaction described in clause
(i), (iii), or (iv) of this paragraph or a director whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board of Directors of the Parent) whose election by the Board of Directors or nomination for election by the Parent's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board of Directors; (iii) the merger or consolidation of the Parent with any other corporation, other than a merger or consolidation which would result in the voting securities of the Parent outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Parent or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the Parent (or similar transaction) in which no person (other than those covered by the exceptions in (i) above) acquires more than twenty-five percent (25%) of the combined voting power of the Parent's then outstanding securities shall not constitute a Change in Control or (iv) the stockholders of the Parent approve a plan of complete liquidation of the Parent or the closing of the sale or disposition by the Parent of all or substantially all of the Parent's assets other than the sale or disposition of all or substantially all of the assets of the Parent to one or more Subsidiaries (as defined below) of the Parent or to a person or persons who beneficially own, directly or indirectly, at least fifty percent (50%) or more of the combined voting power of the outstanding voting securities of the Parent at the time of the sale or disposition; provided, however, (y) the sale or disposition of all or any part of the Parent's interests in Equistar (and all subsequent sales and dispositions of any securities or assets received as proceeds thereof, or as proceeds of proceeds) shall not be deemed to constitute a Change in Control, and (z) if the Parent sells or disposes of all or any part of the Parent's interests in Equistar indirectly (either through the sale or other disposition of any entity that owns, directly or indirectly, all or any part of the Parent's interests in Equistar, or otherwise), then the sale or disposition of the Parent's interests in

Equistar (and all subsequent sales and dispositions of any securities or assets received as proceeds thereof, or as proceeds of proceeds) shall be ignored and disregarded in determining whether any such Change in Control has occurred. By way of illustration, if an indirect subsidiary of the Parent that owns the Parent's interests in Equistar together with certain other assets is sold, then, in determining whether a Change in Control has occurred, all relevant determinations shall be made pursuant to the assumption that (y) such subsidiary owns only such other assets, and (z) neither such subsidiary nor the Parent owns, either directly or indirectly, the interests in Equistar. "Subsidiary" shall have the meaning set forth in Section 424 of the Code and the term shall also include any partnership, limited liability company or other business entity if the Parent owns, directly or indirectly, securities or other ownership interests representing at least fifty percent (50%) of the ordinary voting power or equity or capital interests of such entity. Only one (1) Change in Control may take place under this Agreement.